Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
The following entities comprise the direct and indirect subsidiaries of the Registrant:
Evans Bank, N.A.
Evans National Financial Services, Inc.
The Evans Agency, Inc.
Frontier Claims Services, Inc.
ENB Associates Inc.
Evans National Holding Corp.
Evans National Leasing, Inc.
Evans Capital Trust I
ENB Employers Insurance Trust
Suchak Data Systems

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